Exhibit 10.43

AMENDMENT 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT 2 (the “Amendment 2”), dated as of December 11, 2003, is made by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (“Employer”), and FENEL ELOI, an individual (“Employee”).  Employer and Employee are parties to an Employment Agreement, dated June 18, 2000 (the “Employment Agreement”) and an Amendment to Employment Agreement, dated March 5, 2003 (the “Amendment”).  Terms not otherwise defined in this Amendment 2 shall have the meanings given to them in the Employment Agreement and/or Amendment.

The parties agree as follows:

1.     This Amendment 2 shall be effective on this day, December 11, 2003.

2.     In Section 2 of the Amendment, the Term is extended to continue until three (3) years following the date of the Closing.

3.     In Section 3 of the Employment Agreement, Employer shall pay to Employee beginning January 1, 2004 and continuing through the remainder of the Term of this Amendment 2 a base salary (“Base Salary”) of $250,000.00 per year, payable in equal monthly installments.  The Base Salary may be increased (but not decreased) annually at the Employer’s sole discretion throughout the Term on each anniversary of the Effective Date in the discretion of Employer’s Board.

4.     Except as amended, hereby, all of the terms and conditions of the Employment Agreement and the Amendment to Employment Agreement shall remain in full force and effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto as of the date first above written.

INTERLEUKIN GENETICS, INC.

/s/ Philip R. Reilly	/s/ Fenel M. Eloi
By Philip R. Reilly	FENEL M. ELOI
Its Chief Executive Officer